Pricing Supplement Dated November 19,1998                       Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Salomon Smith Barney and Lehman Brothers Inc.
Principal Amount:            $80,000,000
Agent's Discount
  or Commission:             $140,000
Net Proceeds to Company:     $79,860,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  11/24/98
Maturity Date:               11/27/00
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   The 27th of each month commencing November 24, 1998
                        and ending October 27, 2000.

Interest Payment Dates: The 27th of each month commencing December 27, 1998 and ending  November 27, 2000.

Index Maturity:         1 Month
Spread (+/-):           +.32%

Day Count Convention:
      /X/ Actual/360 for the period from  11/24/98 to 11/27/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated

Other: / /  Principal               /X/  Agent